                                  EXHIBIT 99.1


Contact:  Frederick J. Hirt, CFO
          (610) 478-3117


ARROW INTERNATIONAL NAMES
ANNA M. SEAL TO ITS BOARD OF DIRECTORS


Reading, PA, September 8, 2005 -- Arrow International (Nasdaq: ARRO) today announced that its Board of Directors elected Anna M. Seal on September 7, 2005 as a director of the Company.

Ms. Seal is Senior Vice President and Chief Financial Officer of GlaxoSmithKline's (GSK) Global Manufacturing and Supply Division. In addition to her expertise in financial management, including planning, budgeting and reporting, Ms. Seal brings her strong credentials and extensive hands-on experience in global manufacturing and supply strategies to Arrow's Board of Directors. Previously, Ms. Seal served as Senior Vice President and CFO of SmithKline Beecham Worldwide Supply Operations, Vice President and CFO of SmithKline Beecham Animal Health Division, and Chief Auditor and Vice President, Corporate Audits, of SmithKline Beecham.

Notably, Ms. Seal led the creation of the SmithKline Beecham Global Supply Organization business model that has become an industry benchmark. She restructured the supply chain operation resulting in benefits of $1.8 billion, and she successfully integrated the global manufacturing organizations of Glaxo Wellcome and SmithKline Beecham.

Carl G. Anderson Jr., Arrow's Chairman and CEO, said, "Anna Seal brings to our board a wealth of experience and a fresh outlook on global management and manufacturing. Her financial expertise, together with her global manufacturing and supply experience, should prove to be a great asset and help guide Arrow in these important areas. We are privileged to have her join our Board and look forward to working with her."

Ms. Seal is a C.P.A., who graduated with honors from The Pennsylvania State University and completed the Executive Management Program at INSEAD University in Paris, France. She is a member of the Durham Academy Board of Trustees and has served on Boards of The Please Touch Museum as well as on the GSK Diversity Board and the GSK Charitable Contributions Board. Ms. Seal has been named in the top 50 Women Leaders in the Philadelphia Area. She is Cuban-American, proficient in multiple languages and fluent in Spanish.

Company Information

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on its website at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.


                                       6